Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

NEUROONE MEDICAL TECHNOLOGIES CORPORATION

CONVERTIBLE PROMISSORY NOTE

Principal Amount: US $_______________	Date: _______________

NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”), for value received, hereby promises to pay to ___________________ or his, her or its permitted assigns or successors (the “Holder”), the principal amount of $____________________ (the “Principal Amount”), without demand, on the Maturity Date (as hereinafter defined), together with any accrued and unpaid interest due thereon.

This Convertible Promissory Note (this “Note”) shall bear interest at a fixed rate of 13% per annum, beginning on the Issue Date. Interest shall be computed based on a 360-day year of twelve 30-day months and shall be payable, along with the Principal Amount, on the Maturity Date. Except as set forth in Section 3.1, payment of all principal and interest due shall be in such coin or currency of the United States of America as shall be legal tender for the payment of public and private debts at the time of payment.

This Note is a convertible promissory note referred to in that certain Subscription Agreement dated as of _______________ (the “Subscription Agreement”), or series of like subscription agreements, among the Company and the subscribers named therein, pursuant to which the Company is seeking to raise an aggregate of up to $2,000,000 (or such higher amount as the Company’s Board of Directors shall determine).

1. Definitions.

1.1 Definitions. The terms defined in this Section 1 whenever used in this Note shall have the respective meanings hereinafter specified.

“Applicable Laws” means any and all applicable foreign, federal, state and local statutes, laws, regulations, ordinances, policies, and rules or common law (whether now existing or hereafter enacted or promulgated), of any and all governmental authorities, agencies, departments, commissions, boards, courts, or instrumentalities of the United States, any state of the United States, any other nation, or any political subdivision of the United States, any state of the United States or any other nation, and all applicable judicial and administrative, regulatory or judicial decrees, judgments and orders, including common law rules and determinations.

“Change in Control” means a merger or consolidation of the Company with or into any other entity in which the stockholders of the Company immediately prior to the merger or consolidation do not own more than 50% of the outstanding voting power (assuming conversion of all convertible securities and the exercise of all outstanding options and warrants) of the surviving entity or the sale, lease, licensing, transfer or other disposition of all or substantially all the assets of the Company; provided, however, that any new issuance of capital stock of the Company to one or more third parties for the sole purpose of providing new funding for the Company or solely in connection with a public offering of the Company’s stock shall not constitute a Change in Control.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Common Stock Equivalents” means notes, debentures or shares of preferred stock of the Company that are convertible into Common Stock or warrants or other rights to purchase Common Stock upon exercise thereof.

“Conversion Shares” means the New Round Stock issued or issuable to the Holder upon a Conversion Date pursuant to Article 3.

“Conversion Date” shall have the meaning set forth in Section 3.1.

“Event of Default” shall have the meaning set forth in Section 6.1.

“Holder” or “Holders” means the person named above or any Person who shall thereafter become a recordholder of this Note in accordance with the terms hereof.

“Issue Date” means the issue date stated above.

“Maturity Date” shall mean the earlier of (i) May 1, 2020 and (ii) a Change in Control.

“New Round Stock” means, in the event of a Qualified Financing, the securities (or units of equity securities if more than one security are sold as a unit) issued by the Company in the closing on the date a Qualified Financing occurs.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization or any government, governmental department or agency or political subdivision thereof.

“Qualified Financing” means the next equity round of financing of the Company of Common Stock or Common Stock Equivalents in a transaction or series of transactions that raises in excess of $3,000,000 gross proceeds.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Warrants” means the warrants to purchase capital stock pursuant to Section 1.1 of the Subscription Agreement and Section 3.1(d) hereof, which shall be evidenced by the warrant agreement, the form of which is attached to the Subscription Agreement as Exhibit C.

2. GENERAL PROVISIONS.

2.1 Loss, Theft, Destruction of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount dated as of the date hereof. This Note shall be held and owned upon the express condition that the provisions of this Section 2.1 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Note and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without their surrender.

2.2 Prepayment; Redemption. This Note may not be prepaid by the Company in whole or in part, except with the prior written consent of the Holder. This Note may not be redeemed by the Company in whole or in part, except with the prior written consent of the Holder.

3. CONVERSION OF NOTE.

3.1 Conversion.

(a) Conversion upon Qualified Financing. At any time on or following a Qualified Financing, prior to the Maturity Date, at the sole election of the Holder, any amount of the outstanding principal and accrued interest (the “Outstanding Balance”) may be converted into that number of shares of New Round Stock (the “Conversion Shares”) equal to: (i) the Outstanding Balance divided by (ii) the lower of 0.6 multiplied by (A) the actual per share price of New Round Stock and (B) the ten (10) day volume weighted average closing price of the Common Stock prior to the first closing of a Qualified Financing (the “Conversion Price”). Partial conversions of this Note shall have the effect of lowering the outstanding Principal amount of this Note.

(b) Conversion Event. The Note may be converted, at the option of the Holder into Conversion Shares upon written notice to the Company that Holder elects to exercise its Conversion Option (the date of any such conversion of this Note is referred to herein as the “Conversion Date”).

(c) Cancellation. Upon and as of the Conversion Date, this Note will be cancelled on the books and records of the Company and shall represent the right to receive the Conversion Shares.

(d) Warrants. On the issuance date of the Note, Holder shall receive a Warrant granting the Holder the right to purchase up to a number of shares of Common Stock equal to (i) 0.5 multiplied by (ii) the Outstanding Balance divided by 1.87, with an exercise price per share equal to $1.87.

(e) Registration Rights. Holder acknowledges that the conversion of the Convertible Note into the Conversion Shares and issuance of Warrants may require such Holder’s execution of certain agreements relating to the purchase and sale of the common stock, as well as registration rights (collectively, the “Conversion Agreements”). Among other things, this will include a registration rights agreement whereby the Company shall agree to prepare and file with the SEC a Registration Statement on or prior to the 90th calendar day following the Conversion Date, covering the resale of all of the Conversion Shares and shares of Common Stock underlying the Warrants. Holder agrees to execute all of the Conversion Agreements in connection with Holder’s exercise of the Conversion Option.

3.2 Delivery of Securities Upon Conversion.

(a) Within ten (10) business days of the Company’s receipt of all the Conversion Agreements, the Company shall deliver or cause to be delivered to the Holder, written confirmation that the Conversion Shares have been issued in the name of the Holder.

(b) Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the Conversion Shares so issued upon such conversion shall be validly issued, fully paid and nonassessable.

3.3 Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon conversion of this Note. If any conversion of this Note would create a fractional share or a right to acquire a fractional share, the Company shall round to the nearest whole number.

4. STATUS; RESTRICTIONS ON TRANSFER.

4.1 Status of Note. This Note is a direct, general and unconditional obligation of the Company, and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to conversion hereof into Conversion Shares.

4.2 Restrictions on Transferability. This Note and any Conversion Shares issued with respect to this Note, have not been registered under the Securities Act, or under any state securities or so-called “blue sky laws,” and may not be offered, sold, transferred, hypothecated or otherwise assigned except (a) pursuant to a registration statement with respect to such securities which is effective under the Act or (b) upon receipt from counsel satisfactory to the Company of an opinion, which opinion is satisfactory in form and substance to the Company, to the effect that such securities may be offered, sold, transferred, hypothecated or otherwise assigned (i) pursuant to an available exemption from registration under the Act and (ii) in accordance with all applicable state securities and so-called “blue sky laws.” The Holder agrees to be bound by such restrictions on transfer. The Holder further consents that the certificates representing the Conversion Shares that may be issued with respect to this Note may bear a restrictive legend to such effect. In addition, this Note shall be subject to the restrictions on transfer set forth in Article III of the Subscription Agreement.

5. COVENANTS. In addition to the other covenants and agreements of the Company set forth in this Note, the Company covenants and agrees that so long as this Note shall be outstanding:

5.1 Payment of Note. The Company will punctually, according to the terms hereof, pay or cause to be paid all amounts due under this Note.

5.2 Notice of Default. If any one or more events occur which constitute or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default or if the Holder shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Company will forthwith give notice to the Holder, specifying the nature and status of the Event of Default or other event or of such demand or action, as the case may be.

5.3 Compliance with Laws. The Company will comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

5.4 Use of Proceeds. The Company shall use the proceeds of this Note for general working capital.

6. REMEDIES.

6.1 Events of Default. “Event of Default” wherever used herein means any one of the following events:

(a) The Company shall fail to issue and deliver the Conversion Shares in accordance with Section 3;

(b) Default in the due and punctual payment of the principal of, or any other amount owing in respect of (including interest), this Note when and as the same shall become due and payable;

(c) Default in the performance or observance of any covenant or agreement of the Company in this Note (other than a covenant or agreement a default in the performance of which is specifically provided for elsewhere in this Section 6.1), and the continuance of such default for a period of ten (10) days after there has been given to the Company by the Holder a written notice specifying such default and requiring it to be remedied;

(d) The entry of a decree or order by a court having jurisdiction adjudging the Company as bankrupt or insolvent; or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 calendar days;

(e) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors;

(f) The Company seeks the appointment of a statutory manager or proposes in writing or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or any group or class thereof or files a petition for suspension of payments or other relief of debtors or a moratorium or statutory management is agreed or declared in respect of or affecting all or any material part of the indebtedness of the Company; or

(g) It becomes unlawful for the Company to perform or comply with its obligations under this Note.

6.2 Effects of Default. If an Event of Default occurs and is continuing, then and in every such case the Holder may declare this Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration, the Company shall pay to the Holder the outstanding principal amount of this Note plus all accrued and unpaid interest through the date the Note is paid in full.

6.3 Remedies Not Waived; Exercise of Remedies. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder. No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. By acceptance hereof, the Holder acknowledges and agrees that this Note is one of a series of Convertible Subordinated Promissory Notes of similar tenor issued by the Company (collectively, the “Related Notes”) and that upon the occurrence and during the continuance of any Event of Default, the holders of a majority in original principal amount of the Related Notes shall have the right to act on behalf of the holders of all such Notes in exercising and enforcing all rights and remedies available to all of such holders under this Note, including, without limitation, foreclosure of any judgment lien on any assets of the Company. By acceptance hereof, the Holder agrees not to independently exercise any such right or remedy without the consent of the holders of a majority in original principal amount of the Related Notes.

7. MISCELLANEOUS.

7.1 Severability. If any provision of this Note shall be held to be invalid or unenforceable, in whole or in part, neither the validity nor the enforceability of the remainder hereof shall in any way be affected.

7.2 Notice. Where this Note provides for notice of any event, such notice shall be given (unless otherwise herein expressly provided) in writing and either (a) delivered personally, (b) sent by certified, registered or express mail, postage prepaid or (c) sent by electronic transmission, and shall be deemed given when so delivered personally, sent by electronic transmission or mailed. Notices shall be addressed, if to Holder, to its address or e-mail address as provided in the Subscription Agreement or, if to the Company, to its principal office.

7.3 Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

7.4 Forum. The Holder and the Company hereby agree that any dispute which may arise out of or in connection with this Note shall be adjudicated before a court of competent jurisdiction in the State of Minnesota and they hereby submit to the exclusive jurisdiction of the courts of the State of Minnesota, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, with respect to any action or legal proceeding commenced by either of them and hereby irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum.

7.5 Headings. The headings of the Articles and Sections of this Note are inserted for convenience only and do not constitute a part of this Note.

7.6 Amendments. This Note may be amended or waived only with the written consent of the Company and the holders of a majority in original aggregate principal amount of the Related Notes. Any such amendment or waiver shall be binding on all holders of the Notes, even if they do not execute such consent, amendment or waiver.

7.7 No Recourse Against Others. The obligations of the Company under this Note are solely obligations of the Company and no officer, employee or stockholder shall be liable for any failure by the Company to pay amounts on this Note when due or perform any other obligation.

7.8 Assignment; Binding Effect. This Note may be assigned by the Company without the prior written consent of the Holder. This Note shall be binding upon and inure to the benefit of both parties hereto and their respective permitted successors and assigns.

In Witness Whereof, the Company has caused this Note to be signed by its duly authorized officer on the date hereinabove written.

NeuroOne Medical Technologies Corporation

By:
Name:	David A. Rosa
Title:	Chief Executive Officer and President